Exhibit 3.5

CERTIFICATE OF CORPORATE DOMESTICATION

OF

ARES ACQUISITION CORPORATION II

Pursuant to Section 388 of the General

Corporation Law of the State of Delaware

Ares Acquisition Corporation II, a Cayman Islands exempted company (the “Corporation”), which intends to domesticate as a Delaware corporation pursuant to, and effective at the time of the filing of, this Certificate of Corporate Domestication (the “Certificate of Domestication”), does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1.	The Corporation was originally incorporated on the 15th day of March, 2021, under the laws of the Cayman Islands.

2.	The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Ares Acquisition Corporation II.

3.	The name of the Corporation as set forth in its Certificate of Incorporation filed in accordance with Section 388 of the General Corporation Law of the State of Delaware is Kodiak AI, Inc.

4.

The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5.

The domestication has been approved prior to the effectiveness of this Certificate of Domestication in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-United States law, as appropriate.

6.

All provisions of the Plan of Domestication of the Corporation adopted in accordance with Section 388 of the General Corporation Law of the State of Delaware have been approved prior to the effectiveness of this Certificate of Domestication in accordance with all applicable non-United States law, including any approval required under non-United States law for the authorization of the type of corporate action specified in the Plan of Domestication of the Corporation.

7.	This Certificate of Domestication shall become effective as of [•] on [•] day of [•], 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this [•] day of [•], 2025.

ARES ACQUISITION CORPORATION II

By:
Name: David Kaplan
Title: Chief Executive Officer and Co-Chairman